                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. 1)(1)


                      Charles River Associates Incorporated
            --------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, no par value per share
            --------------------------------------------------------
                         (Title of Class of Securities)


                                   159852-10-2
            --------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)

[ ]        Rule 13d-1(c)

[X]        Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 159852-10-2                   13G                   Page 2 of 6 Pages
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--------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Steven C. Salop
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *             (a) [ ]
                                                                        (b) [ ]

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 3       SEC USE ONLY


--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

                       320,737 (See Note A)
                 ---------------------------------------------------------------
    NUMBER OF    6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY         0
    OWNED BY     ---------------------------------------------------------------
     EACH        7     SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH          320,737 (See Note A)
                 ---------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         320,737 shares (See Note A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.7%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 159852-10-2                   13G                   Page 3 of 6 Pages
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ITEM 1(a).     NAME OF ISSUER:

               Charles River Associates Incorporated

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               200 Clarendon Street, T-33
               Boston, MA   02116-5092

ITEM 2(a).     NAME OF PERSON FILING:

               Steven C. Salop

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Suite 700
               600 Thirteenth Street, N.W.
               Washington, DC 20005-3094

ITEM 2(c).     CITIZENSHIP:

               U.S.A.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, no par value per share

ITEM 2(e).     CUSIP NUMBER:

               159852-10-2

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
               OR (c), CHECK WHETHER THE PERSON FILING IS A:    N/A.

               (a)  [ ]  Broker or dealer registered under Section 15 of the
                         Exchange Act;

               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

               (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

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CUSIP No. 159852-10-2                   13G                   Page 4 of 6 Pages
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               (d)  [ ]  Investment company registered under Section 8 of the
                         Investment Company Act;

               (e)  [ ]  An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [ ]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ]  Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check
               this box.    [ ]

ITEM 4.   OWNERSHIP.  (See Note A)

          (a)   Amount beneficially owned:   320,737 shares

          (b)   Percent of class: 3.7%

          (c)   Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 320,737

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 320,737

          (iv)  Shared power to dispose or to direct the disposition of:  0

          Note A: Includes 52,407 shares held by the Salop Irrevocable GST - Taxable Trust 1998 u/i/d March 12, 1998 and 52,407 shares held by the Salop Irrevocable GST -

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CUSIP No. 159852-10-2                   13G                   Page 5 of 6 Pages
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          Exempt Trust 1998 u/i/d March 12, 1998 for the benefit of Dr. Salop's immediate family. Dr. Salop's wife is trustee of both trusts.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10.  CERTIFICATIONS.

          N/A

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CUSIP No. 159852-10-2                   13G                   Page 6 of 6 Pages
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                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 5, 2000
                                          -------------------------------------
                                                        (Date)


                                                  /s/ Steven C. Salop
                                          -------------------------------------
                                                      (Signature)



                                                    Steven C. Salop
                                          -------------------------------------
                                                     (Name/Title)